Exhibit 10.6

GENERAL RELEASE OF CLAIMS

THIS GENERAL RELEASE OF CLAIMS (this “Release”) is entered into by and between Conatus Pharmaceuticals Inc., a Delaware corporation (the “Company”), and Edward F. Smith III, Ph.D., MBA, RAC (“Employee”), as of the Effective Date (as defined below).

WHEREAS, the Company and Employee are parties to an Employment Agreement dated as of April 1, 2016 (the “Employment Agreement”) and the Conatus Pharmaceuticals Inc. Proprietary Information and Inventions Agreement executed by Employee dated as of February 29, 2016 (the “PIIA”);

WHEREAS, the parties agree that Employee is entitled to certain severance benefits under the Employment Agreement, subject to Employee’s execution and non-revocation of this Release; and

WHEREAS, the Company and Employee now wish to fully and finally resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Employee described in Section 2(d) below, the adequacy of which is hereby acknowledged by Employee, and which Employee acknowledges that he would not otherwise be entitled to receive, Employee and the Company hereby agree as follows:

1.Effective Date; Termination of Employment.

(a)Effective Date.  This Release shall become effective upon Employee’s signature of it no earlier than the Separation Date (as defined below) and allowing it to become effective, irrevocable and binding in accordance with the terms of Section 3(e).  The “Effective Date” shall be the eighth (8th) day following Employee’s signature of this Release without revocation.  Employee understands that Employee will not be given any severance benefits under this Release unless the Effective Date occurs on or before the date that is fifty (50) days following the Separation Date.

(b)Termination of Employment.  Employee’s employment by the Company will terminate effective as of June 30, 2019 (the “Separation Date"). Employee hereby resigns from his position as Senior Vice President, Regulatory Affairs and Quality Assurance, and any and all other titles or positions he may hold with the Company (and any of its affiliates and subsidiaries) effective as of the Separation Date.  Employee shall execute any additional documentation necessary to effectuate such resignations.  Employee’s “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be the Separation Date.

2.Compensation.

(a)Compensation Through Separation Date.  On the Separation Date, the Company shall issue to Employee his final paycheck, reflecting (i) Employee’s fully earned but unpaid base salary, through the Separation Date at the rate then in effect, and (ii) all accrued, unused paid time off due Employee through the Separation Date.  In addition, subject to Section 2(d) below, all vesting of Employee’s unvested stock options previously granted to him by the Company shall cease and none of such unvested stock options shall be exercisable following the Separation Date.  Subject to Sections 2(b) and (d) below, Employee acknowledges and agrees that with his final check, Employee received all monies, bonuses, commissions, expense reimbursements, paid time off, or other compensation he earned or was due during his employment by the Company.

(b)Expense Reimbursements.  The Company, within forty (40) days after the Separation Date, will reimburse Employee for any and all reasonable and necessary business expenses incurred by Employee in connection with the performance of his job duties prior to the Separation Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than twenty-one (21) days after the Separation Date.

(c)Benefits.  Subject to Section 2(d)(ii) below, Employee’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Separation Date, except to the extent Employee elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents, in accordance with the provisions of COBRA.

(d)Severance.  In exchange for Employee’s agreement to be bound by the terms of this Release, including, but not limited to, the release of claims in Section 3, Employee shall be entitled to receive the following, which shall be the exclusive severance benefits to which Employee is entitled, unless Employee has materially breached the provisions of this Release, in which case the last sentence of Section 4 shall apply:

(i) A cash payment in the amount of twelve (12) months’ base salary, or $ $331,009, payable in a lump sum within ten (10) days following the Effective Date;

(ii) For the period beginning on the Separation Date and ending on the date which is twelve (12) full months following the Separation Date (or, if earlier, the date on which the applicable continuation period under COBRA expires), the Company shall either, at its option, (i) pay directly or (ii) reimburse Employee, for the costs associated with continuation coverage pursuant to COBRA for Employee and his eligible dependents who were covered under the Company’s health plans as of the Separation Date (provided that Employee shall be solely responsible for all matters relating to his continuation of coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums).  If (A) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Employee under its group health plans under applicable law or the terms of such plans, then, in either case, the Company shall instead pay to Employee an amount equal to the monthly plan premium payment for Employee and his eligible dependents who were covered under the Company’s health plans as of the Separation Date (calculated by reference to Employee’s premiums as of the Separation Date) as currently taxable compensation in substantially equal monthly installments over the foregoing twelve (12) month period (or the remaining portion thereof); plus

(iii) the vesting and/or exercisability of each of Employee’s outstanding stock options shall be automatically accelerated as to the number of shares subject to such stock options that would have vested over the twelve (12) month period following the Separation Date had Employee remained continuously employed by the Company during such period.  Except as modified above, Employee's stock options shall continue to be governed by the terms and conditions of the stock option agreements and the Company’s equity plan pursuant to which such stock options were granted.

The foregoing benefits shall be the exclusive benefits to which Employee is entitled in connection with his termination of employment, unless Employee has materially breached the provisions of this Release, in which case the last sentence of Section 4 shall apply.

(e)Return of the Company’s Property.  On the Separation Date, and prior to the payment of any amounts to Employee under Section 2(d) above, Employee shall immediately surrender to the Company all Company equipment, lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such equipment, lists, books and records, and other documents, are the property of the Company and shall be returned with all stored data and files intact.

3.General Release of Claims by Employee.

(a)Employee, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Employee does not release the following:

(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)Claims for indemnity under the bylaws of the Company, as provided for by California law (including California Labor Code Section 2802) or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company;

(v)Claims based on any right Employee may have to enforce the Company’s executory obligations under this Release;

(vi)Employee’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing claims or any other federal, state or local government agency of discrimination, harassment, retaliation or failure to accommodate, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Employee does release his right to secure any damages for any such alleged treatment;

(vii)Employee’s right to communicate or cooperate with any government agency; and

(vii)Any other Claims that cannot be released as a matter of law.

(b)EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c)  Employee acknowledges that this Release was presented to him on June 24, 2019, and that Employee is entitled to have forty-five (45) days’ time in which to consider it.  Employee further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Employee should consult with an attorney of his choice before signing this Release, and Employee has had sufficient time to consider the terms of this Release.  Employee represents and acknowledges that if Employee executes this Release before forty-five (45) days have elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period.

(d)  Employee understands that after executing this Release, Employee has the right to revoke it within seven (7) days after he execution of it.  Employee understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Release in writing.  Employee understands that this Release may not be revoked after the seven (7) day revocation period has passed.  Employee also understands that any revocation of this Release must be made in writing and delivered to Michael Mueller, General Counsel of the Company, at the Company's principal place of business, within the seven (7) day period.

(e)Employee understands that this Release shall become effective, irrevocable, and binding upon Employee on the eighth (8th) day after his execution of it, so long as Employee has not revoked it within the time period and in the manner specified in clause (d) above.

(f)Employee further acknowledges that he has been advised of the following information:  (i) all Company employees working on June 17, 2019 were considered for lay off in connection with the reduction-in-force; (ii) the Company used the following criteria in selecting employees for lay off: whether the employee’s position and duties are essential to the ongoing or anticipated business operations, whether the employee’s duties are duplicative and/or transferable, and the employee’s skill set; (iii) all employees whose employment is being terminated as a result of the reduction-in-force announced on June 24, 2019, may be eligible for a severance package; (iv) all selected employees age 40 or over will have forty-five (45) days within which to consider whether to accept the severance package and this Release; (v) all selected employees under age 40 will have until July 8, 2019 to consider whether to accept the severance package and this Release; (vi) the job titles and ages of all employees eligible or selected for the reduction-in-force and eligible for this program are listed in part A to Exhibit A of this Release; and (vii) the job titles and ages of all employees working on June 17, 2019 who are not eligible or selected for this program are listed in part B to Exhibit A of this Release.

4.Confirmation of Continuing Obligations.

(a)Employee hereby expressly reaffirms his obligations under Section 6 of the Employment Agreement, a copy of which is attached to this Release as Exhibit B and incorporated herein by reference, and under the PIIA, a copy of which is attached to this Release as Exhibit C and incorporated herein by reference, and agrees that such obligations shall survive the Separation Date and any termination of his services to the Company.  The Company shall be entitled to cease all severance payments to Employee in the event of his material breach of this Section 4.

(b)Employee acknowledges that the Company has provided him with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information (as defined in the PIIA) that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Proprietary Information to his attorney and use the Proprietary Information in the court proceeding, if Employee files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order.

5.Nondisparagement; Confidentiality.  Employee agrees that he shall not disparage or otherwise communicate negative statements or opinions about the Company, its board members, officers, employees, shareholders or agents; provided, however, that Employee shall not be prohibited from making such statements or opinions to his immediate family so long as such statements or opinions are not likely to be harmful to the Company, its board members, officers, employees, shareholders or agents or its or their businesses, business reputations, or personal reputations.  The Company agrees that neither its board members nor officers shall disparage or otherwise communicate negative statements or opinions about Employee.  Except as may be required by law, neither Employee, nor any member of Employee’s family, nor anyone else acting by, through, under or in concert with Employee will disclose to any individual or entity (other than Employee’s legal or tax advisors) the terms of this Release.   Nothing in this Section 5 shall prohibit Employee from (a) testifying in any legal proceeding in which he testimony is compelled by law or court order and no breach of this provision shall occur due to any accurate, legally compelled testimony or (b) communicating or cooperating with any government agency.

6.Arbitration.  Any dispute, claim or controversy based on, arising out of or relating to Employee’s employment or this Release shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.  The Rules may be found online at www.adr.org.  Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.).  If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules.  Each party shall pay the fees of its or his own attorneys, the expenses of its or his witnesses and all other expenses connected with presenting its case; however, Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of Employee’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the Separation Date.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company.  This Section 6 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Release or relating to Employee’s employment; provided, however, that Employee shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Release; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Employee shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits.  This Release shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction.  Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration.  Both Employee and the Company expressly waive their right to a jury trial.

7.Miscellaneous.

(a)Assignment; Assumption by Successor.  The rights of the Company under this Release may, without the consent of Employee, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Release in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Release, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Release by operation of law or otherwise.

(c)Survival.  The covenants, agreements, representations and warranties contained in or made in Sections 2, 3, 4, 5, 6 and 7 of this Release shall survive Employee’s termination of employment or any termination of this Release.

(d)Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(e)Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release.  This Release has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms.  Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.  Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

(d)Governing Law and Venue.  This Release is to be governed by and construed in accordance with the laws of the United States of American and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.  Except as provided in Section 6, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(e)Entire Agreement; Modification.  This Release, the PIIA and Section 6 of the Employment Agreement set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all existing agreements between them concerning such subject matter.  Except as provided in Section 4 hereof with respect to Section 6 of the Employment Agreement, the Employment Agreement shall be superseded entirely by this Release and the Employment Agreement shall be terminated and be of no further force or effect.  This Release may be amended or modified only with the written consent of Employee and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(f)Counterparts.  This Release may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Release.

(g)Withholding and other Deductions.  All compensation payable to Employee hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(h)Code Section 409A Exempt.

(i)This Release is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the amounts payable hereunder shall be paid no later than the later of:  (A) the fifteenth (15th) day of the third month following Employee’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such amounts are no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder.   Each series of installment payments made under this Release is hereby designated as a series of “separate payments” within the meaning of Section 409A of the Code.

(ii)To the extent applicable, this Release shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code.  To the extent that any provision of the Release is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Release shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

(iii)Any reimbursement of expenses or in-kind benefits payable under this Release shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses.  The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Employee’s will not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Employee’s, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(i)Right to Advice of Counsel.  EMPLOYEE AcknowledgeS that HE HAS the right, AND IS ENCOURAGED, to consult with HIS lawyer; by HIS signature below, EMPLOYEE acknowledgeS that HE HAS consulted, or has elected not to consult, with HIS lawyer concerning this Release.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Release as of the dates set forth below.

Conatus Pharmaceuticals Inc.

Date: June 24, 2019	By:	/s/ Steven J. Mento, Ph.D.
	Name:	Steven J. Mento, Ph.D.
	Title:	President & Chief Executive Officer

Employee

Date: July 1, 2019	/s/ Edward F. Smith III, Ph.D., MBA, RAC
Edward F. Smith III, Ph.D., MBA, RAC

[SIGNATURE PAGE TO GENERAL RELEASE OF CLAIMS]